As filed with the Securities and Exchange Commission on October 14, 2016

Registration No. 333-199105

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

(POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-199105)

DNIB Unwind, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

56-2596148

(I.R.S. Employer Identification Number)

c/o Development Specialists, Inc.

333 South Grand Avenue, Suite 4070

Los Angeles, California 90071

(213) 617-2717

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Geoffrey L. Berman

Chief Restructuring Officer

c/o Development Specialists, Inc.

333 South Grand Avenue, Suite 4070

Los Angeles, California 90071

(213) 617-2717

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by DNIB Unwind, Inc. (f/k/a BIND Therapeutics, Inc.) (the “Registrant”), with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-199105, filed with the Commission on October 1, 2014, registering the offering, issuance and sale by the Registrant from time to time of up to $100 million of its common stock, par value $0.0001 per share (“Common Stock”), preferred stock, par value $0.0001 per share (“Preferred Stock”), any rights to acquire Common Stock or Preferred Stock under any shareholder rights plan, debt securities (which may be senior, senior subordinated or subordinated debt securities and/or convertible or exchangeable debt securities), warrants and units (collectively, the “Securities”).

This Post-Effective Amendment is being filed to deregister all of the Securities previously registered under the above Registration Statement on Form S-3 and remaining available thereunder.

On May 1, 2016, the Registrant and one of its subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Chapter 11 Filings”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

On July 1, 2016, the Registrant entered into an asset purchase agreement with Pfizer Inc. (“Pfizer”), pursuant to which Pfizer agreed to acquire substantially all of the Registrant’s assets and assume certain of its liabilities (the “Acquisition”). On August 1, 2016, the Acquisition closed. The Registrant’s Common Stock was suspended from trading on The NASDAQ Global Select Market (“NASDAQ”) at the opening of trading on August 1, 2016 and was delisted from NASDAQ effective at the opening of trading on October 6, 2016.

On August 15, 2016, the Registrant filed a combined disclosure statement and plan of liquidation with the Bankruptcy Court. On September 14, 2016, the Registrant filed an amended proposed combined disclosure statement and plan of liquidation (the “Amended Plan”) with the Bankruptcy Court. On September 26, 2016, following a confirmation hearing held on September 21 and 23, 2016, the Bankruptcy Court entered an order confirming the Amended Plan (the “Confirmation Order”). As of October 11, 2016, all conditions precedent to the occurrence of the effective date set forth in the Amended Plan and the Confirmation Order were satisfied or waived in accordance therewith and the effective date (the “Effective Date”) of the Amended Plan occurred. On the Effective Date, all assets of the Registrant were transferred to the DNIB Liquidation Trust, to be administered by Geoffrey L. Berman, the post-confirmation liquidating trustee, as further described in the Amended Plan. As a result of the Amended Plan becoming effective, all of the outstanding common stock and other equity of the Registrant (including any warrants, options or contract rights to purchase or acquire the Registrant’s common stock at any time) were cancelled on the Effective Date.

In connection with the Chapter 11 Filings and the Acquisition, the Registrant has terminated all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Item 601 of Regulation S-K are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 14th day of October, 2016.

DNIB UNWIND, INC.

By:	/s/ Geoffrey L. Berman

Geoffrey L. Berman
Chief Restructuring Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Geoffrey L. Berman Geoffrey L. Berman	Chief Restructuring Officer and Director (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Sole Director)	October 14, 2016